CONSULTING AGREEMENT

This Agreement is made in August 2, 2002 between Studio 54, Inc (the "Company") and Mangolein Koza (the "Corporate Secretary") and is effective on August 2, 2004. The Corporate Secretary has extensive experience regarding corporate operations and the Company seeks to benefit from the Corporate Secretary's expertise be retaining the Corporate Secretary. The Corporate Secretary wishes to perform corporate services for the Company. Accordingly, the Company and the Secretary agree as follows:

1.                Services

a. The Corporate Secretary shall secretarial services to the Company with respect to matters related to the Company.

b. The Company acknowledges that the Corporate Secretary is an employee.


2.                Compensation

a. As full consideration for the consulting services provided by the Corporate Secretary, the Company shall pay to the Corporate Secretary $1,500 per month ( one thousand and five hundred dollars).

3.                Defense and Indemnification

              The Company agrees, at its sole expense, to defend the Corporate Secretary and Studio 54, Inc. against and to indemnify and hold the Corporate Secretary and Studio 54. harmless from., any claims or suits by a third party against the Corporate Secretary or Studio 54, Inc. or any liabilities or judgments based thereon, either arising form the Corporate Secretary's performance of services for the Company under this Agreement or arising from any Company products which result from the Corporate Secretary's performance of services under this Agreement.

4.                    Term and Termination

a. This agreement shall be for the term of 12 months, renewable upon reasonable terms and conditions as may be agreed upon by the Company and the Corporate Secretary

b. Termination of the Agreement under paragraph 8(a) above shall not affect the Company's obligation to pay for services previously performed by the Corporate Secretary or expenses reasonably incurred by the Corporate Secretary for which the Corporate Secretary entitled to reimbursement.

1.                    5. Miscellaneous

a. This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be.

b. The relationship created by this Agreement shall be that of an employee.

c. This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and the Corporate Secretary with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer or representative of the Company, or by any written documents unless it is signed by an officer of the Company and by the Corporate Secretary.

d. If any term or provision of the Agreement is deemed invalid, contrary to, or prohibited under applicable laws or regulation of any jurisdiction, this Agreement (save only this sentence) shall be invalid.


IN WITNESS WHEREOF, the parties have executed this Agreement effective the first date stated abode.

By:_____________________
Secretary/Director, Mangolein Koza

By:_____________________
Corporate Secretary, Marc Gaxiola